Exhibit 3.263

ARTICLES OF INCORPORATION

OF

PALMYRA PARK HOSPITAL, INC.

GEORGIA, DOUGHERTY COUNTY

I.

The name of the corporation is PALMYRA PARK HOSPITAL, INC.

II.

The corporation shall have perpetual duration.

III.

The corporation is organized for the following purposes: to purchase, lease, or otherwise acquire, to operate, and to sell, lease or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and sell or otherwise deal in medical equipment and supplies as principal or as agent; to construct, lease, and operate restaurants, cafeterias, drug stores, gift shops, office buildings, and other facilities directly or indirectly connected with hospitals or other medical facilities owned or operated by it, or otherwise; to purchase or otherwise acquire, to hold and to sell or otherwise dispose of the stocks, bonds and other securities of any corporation, foreign or domestic, and to exercise all powers and any or all rights and privileges of individual ownership or interest in respect to any and all such securities; to manage and to aid in any manner, by loan, guarantee, or otherwise, any corporation or corporations on which any securities are held by the corporation; and to do any and all acts or things necessary, expedient, or calculated to protect, preserve or enhance the value of any stocks, bonds and other securities in which the corporation may have any interest; and to carry on any other legal activity or activities not specifically prohibited to corporations under the laws of the State of Georgia.

IV.

The corporation shall have authority to issue not more than 5,000,000 shares of common stock of $1.00 par value.

V.

The corporation shall not commence business until it shall have received not less than $500.00 in payment for the issuance of shares of stock.

VI.

The initial registered office of the corporation shall be at Suite 304, C & S Bank Building, Albany, Georgia 31701. The initial registered agent of the corporation shall be G. Stuart Watson.

VII.

The initial board of directors shall consist of three members who shall be: John A. Hill, 242 25th Avenue, North, Nashville, Tennessee; Thomas F. Frist, Jr., 242 25th Avenue, North, Nashville, Tennessee; and Robert P. Brueck, 242 25th Avenue, North, Nashville, Tennessee.

VIII.

The name and address of the incorporator is G. Stuart Watson, Suite 304, C & S Bank Building, Albany, Georgia 31701.

IX.

None of the holders of shares of Common Stock shall be entitled as a matter of right to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, evidences of indebtedness or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation.

/s/ G. Stuart Watson
G. Stuart Watson

THE SUPERIOR COURT FOR THE COUNTY OF DOUGHERTY STATE OF GEORGIA

IN RE:	: NUMBER 2128

PALMYRA PARK HOSPITAL, INC.	APPLICATION FOR : CORPORATE CHARTER

TO THE SUPERIOR COURT OF SAID STATE AND COUNTY:

The petition of G. STUART WATSON, petitioner, shows the court as follows:

1.

The Articles of Incorporation of PALMYRA PARK HOSPITAL, INC. executed by the incorporator is attached hereto.

2.

The certificate of the Secretary of State that the name PALMYRA PARK HOSPITAL, INC. is available is attached hereto.

WHEREFORE, petitioner prays that PALMYRA PARK HOSPITAL, INC. be incorporated.

WATSON, KEENAN, SPENCE AND LOWE

By	/s/ G. Stuart Watson
Attorneys for Petitioner

O R D E R

The Articles of Incorporation of PALMYRA PARK HOSPITAL, INC. and the certificate of the Secretary of State of Georgia that the name PALMYRA PARK HOSPITAL, INC. is available having been examined and found lawful;

IT IS HEREBY ORDERED that PALMYRA PARK HOSPITAL, INC. be and it hereby is incorporated under the laws of the State of Georgia.

This 7th day of July, 1970.

/s/ Asa D. Kelley
Asa D. Kelley, Jr., Judge, Superior Court of Dougherty County, Georgia

N O T I C E

On application of G. STUART WATSON, whose address is Post Office Box 41, Albany, Georgia 31702, Articles of incorporation have been granted to PALMYRA PARK HOSPITAL, INC. by the Honorable Asa D. Kelley, Jr., Judge of the Superior Court of Dougherty County, Georgia, in accordance with the applicable provisions of the Georgia Business Corporation Code. The registered office of the corporation is located at Suite 304, C & S Bank Building, Albany, Georgia, and its registered agent at such address is G. Stuart Watson. The purpose of the corporation is to purchase, lease, or otherwise acquire, to operate, and to sell, lease or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and sell or otherwise deal in medical equipment and supplies as principal or as agent; to construct, lease, and operate restaurants, cafeterias, drug stores, gift shops, office buildings, and other facilities directly or indirectly connected with hospitals or other medical facilities owned or operated by it, or otherwise; to purchase or otherwise acquire, to hold and to sell or otherwise dispose of the stocks, bonds and other securities of any corporation, foreign or domestic, and to exercise all powers and any or all rights and privileges of individual ownership or interest in respect to any and all such securities; to manage and to aid in any manner, by loan, guarantee, or otherwise, any corporation or corporations on which any securities are held by the corporation; and to do any and all acts or things necessary, expedient, or calculated to protect, preserve or enhance the value of any stocks, bonds and other securities in which the corporation may have any interest; and to carry on any other legal activity or activities not specifically prohibited to corporations under the laws of the State of Georgia. The minimum capital with which the corporation shall commence business is $500.00.

WATSON, KEENAN, SPENCE AND LOWE

By	/s/ G. Stuart Watson
Attorneys for Palmyra Park Hospital, Inc.

AFFIDAVIT OF PUBLICATION

GEORGIA, DOUGHERTY COUNTY

Personally before the undersigned officer appeared Miss Barbara Jones, who says under oath that she is the duly authorized agent of The Albany Herald, a newspaper having general circulation and whose principal place of business is in said county, and that there has been deposited with said newspaper the cost of publishing four insertions of the foregoing notice once a week for four consecutive weeks.

/s/ Barbara Jones
Barbara Jones

Sworn to and subscribed before me,

this 7th day of July, 1970.

/s/ Pauline Purvis
Notary Public

CERTIFICATE OF CLERK

GEORGIA, DOUGHERTY COUNTY

I, J. W. BUSH, Clerk of the Superior Court of Dougherty County, Georgia, hereby certify that the foregoing is a true and correct copy of the documents of incorporation, and the Order of the Judge thereon, as the same were filed in this office on the 7th day of July, 1970.

I further certify that there is in this office an affidavit signed by the duly authorized agent of The Albany Herald showing that publication of said petition and order has been duly made according to Sections 22-803(d)(2) of the Ga. Code Ann.; and the costs required by said Section have been fully paid, and a receipt therefor has been given to applicants.

This 7th day of July, 1970.

/s/ J.W. Bush
Clerk of Superior Court
Dougherty County, Georgia

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